Exhibit 99.11

GOLDMAN SACHS BANK USA 200 WEST STREET NEW YORK, NY 10282-2198	UBS SECURITIES LLC 1285 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10019 UBS AG, STAMFORD BRANCH 600 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06901	CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013

WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, NATIONAL ASSOCIATION 550 S TRYON ST. CHARLOTTE, NC 28202	HSBC SECURITIES (USA) INC. HSBC BANK USA, NATIONAL ASSOCIATION 452 FIFTH AVENUE NEW YORK, NEW YORK 10018	MUFG 1221 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020-1001

BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 TIMES SQUARE, 28TH FLOOR NEW YORK, NEW YORK 10036	CITIZENS BANK, N.A 28 STATE STREET BOSTON, MASSACHUSETTS 02109	ROYAL BANK OF CANADA RBC CAPITAL MARKETS 200 VESEY STREET NEW YORK, NY 10281

THE TORONTO–DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 31 WEST 52ND STREET NEW YORK, NEW YORK 10019

March 28, 2018

Stevens Holding Company, Inc.

c/o Fortive Corporation

6920 Seaway Blvd.

Everett, WA 98203

Attention: Rajesh Yadava, Vice President and Treasurer

Project Celtics

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Stevens Holding Company, Inc., a Delaware corporation (“you” or “Spinco”), has advised Goldman Sachs Bank USA (“GS”), UBS Securities LLC (“UBSS”), UBS AG, Stamford Branch (“UBS”), Citigroup Global Markets Inc. (“CGMI”, on behalf of Citi (as defined below)), Wells Fargo Securities, LLC (“WFS”), Wells Fargo Bank, National Association (“Wells”), HSBC Securities (USA)

Inc. (“HSI”), HSBC Bank USA, National Association (“HSBC Bank”), MUFG (as defined below), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMOCM” and together with Bank of Montreal, “BMO”), Citizens Bank, N.A. (“Citizens”), Royal Bank of Canada (acting through such of its affiliates or branches as it deems appropriate, “Royal Bank”), RBC Capital Markets1 (“RBCCM”), The Toronto-Dominion Bank, New York Branch (“TDNY”) and TD Securities (USA) LLC (“TD Securities” and, together with GS, UBSS, UBS, Citi, WFS, Wells, HSI, HSBC Bank, MUFG, BMO, Citizens, Royal Bank, RBCCM and TDNY, the “Commitment Parties”, “we” or “us”) that Spinco and Altra Industrial Motion Corp. (“Ainge” or the “Parent Guarantor”) desire to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)). This Amended and Restated Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter, dated as of March 7, 2018, between GS and you (the “Original Commitment Letter”), and from and after the effectiveness of this A&R Commitment Letter such Original Commitment Letter shall be of no further force or effect. Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.

For purposes of this A&R Commitment Letter (as defined below), “Citi” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that CGMI is entering into this letter for and on behalf of Citi. In addition, for purposes hereof, “MUFG” means MUFG Union Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Securities Americas Inc. and/or any of their affiliates as MUFG shall determine to be appropriate to provide the services contemplated herein.

Upon the terms and subject only to the conditions described in this letter agreement and the attached Exhibit A, Exhibit B and Exhibit C (collectively, the “Exhibits” and, together with this letter agreement, this “A&R Commitment Letter”), GS is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $120,000,000 of the Senior Unsecured Bridge Facility; UBS is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $80,000,000 of the Senior Unsecured Bridge Facility; Citi is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $44,000,000 of the Senior Unsecured Bridge Facility; Wells is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $44,000,000 of the Senior Unsecured Bridge Facility; HSBC Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Senior Unsecured Bridge Facility; MUFG is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $30,000,000 of the Senior Unsecured Bridge Facility; Bank of Montreal is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $13,000,000 of the Senior Unsecured Bridge Facility; Citizens is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $13,000,000 of the Senior Unsecured Bridge Facility; Royal Bank is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $13,000,000 of the Senior Unsecured Bridge Facility and TDNY is pleased to inform you of its several, but not joint, commitment to provide an amount equal to $13,000,000 of the Senior Unsecured Bridge Facility (each of GS, UBS, Citi, Wells, HSBC Bank, MUFG, Bank of Montreal, Citizens, Royal Bank and TDNY, an “Initial Lender” and, collectively in such capacities, the “Initial Lenders”).

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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Section 1. Title and Roles.

You hereby appoint (i)(a) each of GS, UBSS and Citi to act, and each of GS, UBSS and Citi hereby agrees to act, as a joint bookrunner and a joint lead arranger with respect to the Senior Unsecured Bridge Facility and (b) each of WFS, HSI, MUFG, BMOCM, Citizens, RBCCM and TD Securities to act, and each of WFS, HSI, MUFG, BMOCM, Citizens, RBCCM and TD Securities hereby agrees to act, as a co-manager with respect to the Senior Unsecured Bridge Facility (each of the entities referenced in clause (i)(a) and (b) in such capacity, an “Arranger” and, collectively in such capacities, the “Arrangers”) and (ii) GS to act, and GS hereby agrees to act, as sole administrative agent with respect to the Senior Unsecured Bridge Facility, in each case upon the terms and subject to the conditions described in this A&R Commitment Letter. You agree that no additional agents, co-agents, bookrunners, lead arrangers or co-managers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this A&R Commitment Letter and the A&R Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the Senior Unsecured Bridge Facility unless you and the Commitment Parties as of the date hereof shall so agree. GS will have primary authority for managing the syndication of the Senior Unsecured Bridge Facility and GS shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Senior Unsecured Bridge Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement. The other Arrangers shall have “right side” placement (consistent with the ordering of such Arrangers in this A&R Commitment Letter) in any and all marketing materials or other documentation used in connection with the Senior Unsecured Bridge Facility and shall hold the roles and responsibilities conventionally associated with such “right” placement.

Section 2. Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including any ancillary agreements, certificates or other documents delivered in connection therewith) with respect to the Senior Unsecured Bridge Facility (collectively, the “Operative Documents”), to syndicate all or a portion of their commitments under the Senior Unsecured Bridge Facility to one or more other banks, financial institutions, investors and other lenders identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, conditioned or delayed) (the lenders providing the Senior Unsecured Bridge Facility, together with the Initial Lenders, are collectively referred to herein as the “Lenders”). Subject to the foregoing and the last sentence of Section 1, GS will manage all aspects of the syndication of the Senior Unsecured Bridge Facility in consultation with Spinco, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Unsecured Bridge Facility and in no event shall the commencement or successful completion of syndication of the Senior Unsecured Bridge Facility, nor the obligation to assist with syndication efforts as set forth herein, constitute a condition to the commitment hereunder or the funding of the Senior Unsecured Bridge Facility on the Closing Date (as defined below). The Arrangers may commence syndication efforts promptly upon the execution of this A&R Commitment Letter and as part of their syndication efforts it is the Arrangers’ intent to have Lenders commit to the Senior Unsecured Bridge Facility prior to the Closing Date. Until the earlier of (i) the 60th day following the date of the consummation of the Acquisition and the initial funding under the Senior Unsecured Bridge Facility and/or the issuance of the Senior Unsecured Notes (the date of such consummation and funding and/or issuance, the “Closing Date”) and (ii) the date upon which the Senior Unsecured Bridge Facility is successfully syndicated (such earlier date, the “Syndication Date”), Spinco hereby agrees to use its commercially reasonable efforts to assist, and use its commercially reasonable efforts to cause the Spinco Parent and its subsidiaries and the Parent Guarantor to assist, us in achieving a syndication that is reasonably satisfactory to us. Spinco’s assistance in achieving such syndication shall include but not be limited to: (i) making appropriate members of the senior management, representatives

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and advisors of Spinco (and using your commercially reasonable efforts to make appropriate members of the senior management, representatives and advisors of the Spinco Parent, the Parent Guarantor and their respective subsidiaries) available to participate in informational meetings with potential Lenders and/or ratings agencies at such reasonable times and reasonable places as the Arrangers may reasonably request and upon reasonable notice; (ii) using your commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of Spinco (and, to the extent practical and appropriate, of the Spinco Parent and its subsidiaries); (iii) assisting (including, using your commercially reasonable efforts to cause your affiliates and advisors, the Spinco Parent, the Parent Guarantor and their respective affiliates and advisors, to assist) in the preparation (and/or providing to us) of a customary confidential information memorandum for the Senior Unsecured Bridge Facility, other customary marketing materials and any other information reasonably requested by the Arrangers with respect to Spinco and its subsidiaries, the Parent Guarantor and their respective subsidiaries or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using your commercially reasonable efforts to ensure that the Arrangers shall have received no later than 20 business days prior to the Closing Date all necessary information to complete the confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation); (iv) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls of prospective Lenders (and your using commercially reasonable efforts to cause certain officers of the Spinco Parent, the Parent Guarantor and their respective subsidiaries to be available for such meetings) at such reasonable times and reasonable places as the Arrangers may reasonably request and upon reasonable notice and (v) using your commercially reasonable efforts (A) to procure a rating of the Senior Unsecured Bridge Facility and the Senior Unsecured Notes by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings, a division of S&P Global, Inc. (“S&P”), no later than 20 business days prior to the Closing Date (but no specific rating) and (B) to cause Ainge to maintain a corporate family rating or corporate rating, as applicable, from each of Moody’s and S&P (but no specific rating). Notwithstanding the foregoing or anything else to the contrary (but without limiting the Exclusive Funding Conditions), it is understood and agreed that you have no obligation hereunder to make available to us any documentation or information (i) subject to confidentiality obligations binding upon you, the Spinco Parent or Ainge (in each case, not entered into in contemplation hereof) or (ii) subject to applicable attorney-client privilege; provided, you will use commercially reasonable efforts to notify us if any material documentation and information is being so withheld and provide a general description of such withheld documentation or information, in each case, to the extent permitted under the applicable obligation of confidentiality or privilege. Without limiting any of the Exclusive Funding Conditions and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Senior Unsecured Bridge Facility on the Closing Date, (ii) neither the commencement nor the completion of the syndication of the Senior Unsecured Bridge Facility shall constitute a condition to the commitments hereunder or the funding of the Senior Unsecured Bridge Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments under the Senior Unsecured Bridge Facility, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. You hereby authorize the Arrangers to download copies of your trademark logos from your websites and post copies thereof on the Platform (as defined below) established by the Arrangers to syndicate the Senior Unsecured Bridge Facility and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Unsecured Bridge Facility or in any advertisements to which you consent (such consent not to be unreasonably withheld) that any Arranger may place after the Closing Date in financial and other newspapers and journals, or otherwise, at its own expense describing its services to Spinco hereunder.

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You acknowledge that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, the Spinco Parent, the Parent Guarantor or their respective subsidiaries or any securities of any thereof) (each, a “Public Lender”). You agree that (A) at the request of any Arranger, you will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, the Spinco Parent, the Parent Guarantor or their respective subsidiaries of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”, and any information package or presentation that contains MNPI is referred to as “Private-Side Materials”); (B) all Company Materials that are Private-Side Materials will be clearly and conspicuously marked “Private, contains Material Non-Public Information” which, at a minimum, will mean that “Private, contains Material Non-Public Information” will appear prominently on the first page thereof; (C) if any Company Materials are not so marked, you will be deemed to have authorized the Arrangers and the proposed Lenders to treat such Company Materials as not containing any MNPI; (D) all Company Materials not marked “Private, contains Material Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Lender” and (E) you shall provide us with customary authorization letters for inclusion in the Company Materials that represent that any Company Materials with respect to Spinco not marked “Private, contains Material Non-Public Information” do not include MNPI with respect to Spinco and exculpate you, us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof and Parent Guarantor shall provide us with customary authorization letters for inclusion in the Company Materials that represent that any Company Materials with respect to the Parent Guarantor not marked “Private, contains Material Non-Public Information” do not include MNPI with respect to the Parent Guarantor and exculpate you, us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof . The Arrangers agree to treat any Company Materials that are marked “Private, contains Material Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of the Senior Unsecured Bridge Facility, Spinco agrees that, until the Syndication Date, Spinco will not, and will not permit any of its subsidiaries to (and Spinco will use commercially reasonable efforts to not permit the Parent Guarantor or any of its subsidiaries to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the Facilities and the Senior Unsecured Notes) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of the Facilities.

Section 3. Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Senior Unsecured Bridge Facility on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction (or waiver by each of the Commitment Parties) of the following conditions precedent: (a) since the date of the Acquisition Agreement, there shall not have occurred any Newco Material Adverse Effect (as defined below), and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Newco Material Adverse Effect, (b) subject to the Limited Conditionality Provisions (as defined below), the execution and delivery of the Operative Documents on the terms set forth in this A&R Commitment Letter(it being understood and agreed that each party hereto will negotiate such additional terms in good faith to finalize the Operative Documents) and (c) the satisfaction (or waiver by each of the Commitment Parties) of the other conditions set forth in Exhibit C hereto (clauses (a), (b) and (c) collectively, the “Exclusive Funding

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Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Exclusive Funding Conditions (and upon satisfaction or waiver of the Exclusive Funding Conditions, the initial funding under the Senior Unsecured Bridge Facility shall occur). For purposes of this A&R Commitment Letter, “Newco Material Adverse Effect” shall have the meaning assigned to “Newco Material Adverse Effect” in the Acquisition Agreement.

Notwithstanding anything set forth in this A&R Commitment Letter, the A&R Fee Letter or the Operative Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Senior Unsecured Bridge Facility on the Closing Date, shall be (x) such of the representations and warranties made by or on behalf of Spinco or the Spinco Parent in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in their capacities as such), but only to the extent that the Parent Guarantor (or any of its affiliates) has the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of any of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) made by Spinco and the Guarantors in the Operative Documents and (ii) the terms of the Operative Documents shall be in a form such that they do not impair the availability of the Senior Unsecured Bridge Facility on the Closing Date if the Exclusive Funding Conditions are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Operative Documents (with respect to Spinco and its direct and indirect subsidiaries) relating to the legal existence of Spinco and the Guarantors; power and authority, due authorization, execution, delivery and validity, in each case, related to the entering into, borrowing under, guaranteeing under and performance of, the Operative Documents; the enforceability of the Operative Documents against Spinco and each Guarantor; the execution and performance of the Operative Documents by Spinco and each Guarantor not conflicting with or violating Spinco’s or any Guarantor’s organizational documents; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of Spinco and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Distribution (as defined in the Separation Agreement) and the Spinco Special Cash Payment, but prior to the Merger); solvency of the Parent Guarantor and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transactions); USA PATRIOT Act; and use of the proceeds of the Senior Unsecured Bridge Facility not violating laws applicable to sanctioned persons and laws and regulations promulgated by OFAC, anti-money laundering laws or the Foreign Corrupt Practices Act. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”. Without limiting the conditions precedent provided herein for availability of the Senior Unsecured Bridge Facility on the Closing Date, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Senior Unsecured Bridge Facility in a manner consistent with the Acquisition Agreement.

Section 4. Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this A&R Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the funding of any of the Senior Unsecured Bridge Facility; (b) the End Date (as defined in, and as it may be extended pursuant to, Section 8.1(b) of the Acquisition Agreement (as such Section 8.1(b) is in effect on the date hereof)); and (c) the date the Acquisition Agreement is terminated (such earliest date, the “Commitment Termination Date”).

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Section 5. Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this A&R Commitment Letter and in the Amended and Restated Fee Letter dated the date hereof among the parties hereto (such fee letter, as further amended, amended and restated, supplemented or otherwise modified, the “A&R Fee Letter”). The terms of the A&R Fee Letter are an integral part of our commitments and other obligations hereunder and our agreement to perform the services described herein and constitute part of this A&R Commitment Letter for all purposes hereof. Each of the fees described in this A&R Commitment Letter and the A&R Fee Letter shall be nonrefundable when paid except as expressly agreed.

Section 6. Indemnification.

Spinco shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, officers, employees, agents, trustees, representatives, attorneys and advisors and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of one primary counsel for the Indemnified Persons, one additional counsel to each group of similarly situated Indemnified Persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this A&R Commitment Letter, the A&R Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the A&R Fee Letter) or the Operative Documents, the Transactions or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s (or such Indemnified Person’s directors’, officers’, employees’, agents’, trustees’, representatives’, attorneys’, consultants’ or advisors’) bad faith, gross negligence or willful misconduct or material breach of this A&R Commitment Letter or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates (or Ainge or any of its affiliates) and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent or any similar role under any of the Senior Unsecured Bridge Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Spinco, any of its affiliates, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph. The commitments and obligations of the Commitment Parties hereunder and under the A&R Fee Letter are several and not joint, and no Commitment Party shall be liable on any theory of liability to you or any other person for the actions or omissions of any other Commitment Party.

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this A&R Commitment Letter (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

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Spinco acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform. No Indemnified Person will be liable to Spinco or any of its affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

Section 7. Costs and Expenses.

Spinco shall pay, or reimburse the Commitment Parties on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with the Senior Unsecured Bridge Facility, the Transactions and the preparation, negotiation, execution and delivery of this A&R Commitment Letter, the A&R Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the A&R Fee Letter) and the Operative Documents, including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one additional counsel to each group of similarly situated persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary, regardless of whether any of the transactions contemplated hereby is consummated. Spinco shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one additional counsel to each group of similarly situated persons as required due to actual or reasonably perceived conflicts of interest and local counsel in each material jurisdiction, as necessary) incurred by the Commitment Parties in connection with the enforcement of any of their rights and remedies hereunder.

Section 8. Confidentiality.

Spinco agrees that this A&R Commitment Letter, the Original Commitment Letter, the A&R Fee Letter and the Original Fee Letter (as defined in the A&R Fee Letter) are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of Spinco and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that Spinco may disclose this A&R Commitment Letter and the Original Commitment Letter and the contents hereof and thereof: (a)(i) as may be compelled or requested in a judicial or administrative proceeding, action or process or pursuant to the order or request of any court or administrative agency or upon the request or demand of any regulatory authority, (ii) as otherwise required by applicable law, regulation or governmental request or (iii) in any required (as reasonably determined by Spinco) filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but, in the case of this clause (iii), not the A&R Fee Letter or the Original Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (b) to Moody’s or S&P in connection with obtaining a rating of the Senior Unsecured Bridge Facility or the Senior Unsecured Notes (but not the A&R Fee Letter or the Original Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (c) to the Parent Guarantor, Spinco Parent and their respective subsidiaries and controlling persons and the officers,

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directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter (together with an unredacted copy of the A&R Fee Letter), in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby; (d) in syndication or other marketing materials relating to the Senior Unsecured Bridge Facility (but not the A&R Fee Letter or the Original Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (e) [reserved]; (f) to Spinco and its affiliates’ accountants for customary audit or accounting purposes, (g) in connection with the exercise of any rights or remedies or (h) with our prior written consent. Spinco further agrees that, to the extent the Ainge A&R Commitment Letter, the Ainge A&R Fee Letter, the Commitment Letter dated as of March 7, 2018, between GS and Ainge (the “Ainge Original Commitment Letter”) or the Fee Letter dated as of March 7, 2018, between GS and Ainge (the “Ainge Original Fee Letter”) are disclosed to it or any Borrower Representatives, neither Spinco nor any Borrower Representative will further disclose the Ainge A&R Commitment Letter, the Ainge A&R Fee Letter, the Ainge Original Commitment Letter or the Ainge Original Fee Letter or any of the terms thereof, except and only to the extent Spinco is permitted to disclose the applicable document (or the terms thereof) under the proviso to the preceding sentence (determined by substituting each reference in said proviso to (i) ‘A&R Commitment Letter’ with ‘Ainge A&R Commitment Letter’ or ‘Ainge Original Commitment Letter’, as applicable and (ii) ‘A&R Fee Letter’ with ‘Ainge A&R Fee Letter’ or ‘Ainge Original Fee Letter’, as applicable). Your obligations under this paragraph shall automatically terminate on the earlier of (x) the date occurring 24 months after the date hereof and (y) the date that is 12 months after the termination of this A&R Commitment Letter in accordance with its terms.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder or under the Original Commitment Letter solely for the purpose of providing the services which are the subject of this A&R Commitment Letter and the Ainge A&R Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or as a result of a violation of this paragraph or (ii) subject to confidentiality obligations to you, your subsidiaries, the Spinco Parent or the Parent Guarantor or any of their respective subsidiaries, (e) to the extent that such information is independently developed by any Commitment Party, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Facilities and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under the Facilities, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to Moody’s or S&P in connection with obtaining a rating of the Facilities in consultation and coordination with you, (i) for the purposes of establishing any appropriate defense or in connection with the exercise of any rights or remedies or (j) to service providers to the Arrangers and the Lenders in connection with the administration and management of the Senior Unsecured Bridge Facility and, after the Closing Date, to market data collectors and similar services providers to the lending industry; provided that such information is limited to the existence of this A&R Commitment Letter and the Senior Unsecured Bridge Facility and the terms of the Senior Unsecured Bridge Facility customarily provided to such service

9

providers. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice. You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Spinco Parent, the Parent Guarantor and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this A&R Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. As you know, the Commitment Parties are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Parent Guarantor, the Spinco Parent, Spinco and other companies which may be the subject of the arrangements contemplated by this A&R Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Spinco Parent, the Parent Guarantor and their respective subsidiaries or other companies which may be the subject of the arrangements contemplated by this A&R Commitment Letter or engage in commodities trading with any thereof.

In addition, the parties hereto acknowledge that Ainge has retained GS (or certain affiliates of GS) and the Spinco Parent has retained UBSS (or certain affiliates of UBSS), in each case as financial advisor (in such capacity, each a “Financial Advisor”) in connection with the Acquisition. The parties hereto agree not to assert any claim that could be alleged based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors and, on the other hand, the relationship of each Financial Advisor and its affiliates with you as described and referred to herein.

Section 9. Representations and Warranties.

Spinco represents and warrants (which representation and warranty, in the case of any information relating to the Parent Guarantor and its subsidiaries prior to the Acquisition, is to the best of Spinco’s knowledge) that all written information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties, any Lender or any potential Lender by or on behalf of Spinco or any of its representatives (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto provided prior to the earlier of the Closing Date and the Syndication Date) and all financial projections, if any, that have been or will be prepared by or on behalf of Spinco or any of its representatives and made available to any

10

of the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, prior to the Closing Date, with respect to Information and Projections relating to the Parent Guarantor and its subsidiaries, use your commercially reasonable efforts to) promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances. For the avoidance of doubt, the accuracy of the representations and warranties in this Section 9, in and of itself, shall not be a condition to the obligations of the Commitment Parties hereunder or the funding of the Senior Unsecured Bridge Facility.

In arranging and syndicating the Senior Unsecured Bridge Facility, the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of Spinco and its affiliates without responsibility for independent verification thereof.

Section 10. Assignments.

Spinco may not assign or delegate any of its rights or obligations under this A&R Commitment Letter or the A&R Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void. No Commitment Party may assign or delegate any of its rights or obligations under this A&R Commitment Letter or its commitment hereunder (except to one or more of its affiliates, including, for the avoidance of doubt, any such assignment by GS to Goldman Sachs Lending Partners LLC) other than as expressly permitted hereunder without Spinco’s prior written consent.

Section 11. Amendments.

Neither this A&R Commitment Letter nor the A&R Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by the Parent Guarantor and each party hereto or thereto, as applicable.

Section 12. Governing Law, Etc.

This A&R Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, however, that (i) the interpretation of the definition of Newco Material Adverse Effect (and whether a Newco Material Adverse Effect has occurred) for purposes of the condition in clause (a) of the first sentence of Section 3 above relating to the occurrence of a Newco Material Adverse Effect and (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof the Parent Guarantor (or any of its affiliates) have the right to terminate its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement, as applicable, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this A&R Commitment Letter, the A&R Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this A&R Commitment Letter, the A&R Fee Letter or the Operative Documents.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this A&R Commitment Letter, the A&R Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this A&R Commitment Letter, the A&R Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

Each of the parties hereto agrees that, (i) this A&R Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this A&R Commitment Letter, it being acknowledged and agreed that the funding of the Senior Unsecured Bridge Facility is subject to the Exclusive Funding Conditions and (ii) the A&R Fee Letter is a binding and enforceable agreement of the parties thereto with respect to the subject matter set forth therein.

Section 13. Payments.

All payments under this A&R Commitment Letter and the A&R Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York.

To the fullest extent permitted by law, Spinco will make all payments under this A&R Commitment Letter and the A&R Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect Spinco’s obligation to make, or the right of the Commitment Parties to receive, such payments.

Section 14. Miscellaneous.

This A&R Commitment Letter and the A&R Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this A&R Commitment Letter. This A&R Commitment Letter and the A&R Fee Letter are solely for the benefit of the parties hereto and thereto (and (i) Indemnified Persons, to the extent set forth in Section 6

12

and (ii) the Parent Guarantor), and no other person shall acquire or have any rights under or by virtue of this A&R Commitment Letter or the A&R Fee Letter. The Parent Guarantor is an intended third-party beneficiary of this A&R Commitment Letter and the A&R Fee Letter. This A&R Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and Spinco waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this A&R Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to Spinco or any of its affiliates in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of Spinco or any of its affiliates. Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches, and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning Spinco or any of its affiliates and the other companies that may be the subject of the transactions contemplated by this A&R Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation (if applicable), reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, service of process, waiver of jury trial, syndication and confidentiality provisions (except to the extent expressly set forth herein) contained herein and in the A&R Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this A&R Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this A&R Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the initial funding thereunder, in each case solely to the extent covered thereby with retroactive application to the date hereof. You shall have the right to terminate this A&R Commitment Letter and the commitments of the Initial Lenders hereunder (or any portion thereof pro rata among the Initial Lenders) at any time upon written notice to the Initial Lenders from you, other than with respect to your surviving obligations as set forth above.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies each borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act. We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

If any term, provision, covenant or restriction contained in this A&R Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

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This A&R Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this A&R Commitment Letter by facsimile or electronic (e.g. pdf) transmission shall be as effective as delivery of a manually executed counterpart hereof.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this A&R Commitment Letter and of the A&R Fee Letter by returning executed counterparts to this A&R Commitment Letter and the A&R Fee Letter to GS at or before 11:59 p.m. (New York City time) on March 28, 2018. If you do not return such executed counterparts prior to the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this A&R Commitment Letter will automatically terminate.

[Signature Pages Follow]

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Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

UBS SECURITIES LLC

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Managing Director

UBS AG, STAMFORD BRANCH

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Executive Director

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Managing Director

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Matthew S. Burke
Name: Matthew S. Burke
Title: Managing Director

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

WELLS FARGO SECURITIES, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert Storer
Name: Robert Storer
Title: Senior Vice President

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

HSBC SECURITIES (USA) INC.

By:	/s/ Guillermo N. Delamer
Name: Guillermo N. Delamer
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Manuel Burgueno
Name: Manuel Burgueno
Title: Senior Vice President

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

MUFG UNION BANK N.A.

By:	/s/ James Gorman
Name: James Gorman
Title: Managing Director

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

BANK OF MONTREAL

By:	/s/ James J. Goll
Name: James J. Goll
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ James J. Goll
Name: James J. Goll
Title: Managing Director

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

CITIZENS BANK, N.A.

By:	/s/ Jacqueline VanDeventer
Name: Jacqueline VanDeventer
Title: Managing Director

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director Head of Global Leveraged Finance

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

THE TORONTO–DOMINION BANK, NEW YORK BRANCH

By:	/s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Authorized Signatory

TD SECURITIES (USA) LLC

By:	/s/ Marin L. Gagliardi
Name: Marin L. Gagliardi
Title: Managing Director

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

ACCEPTED and agreed to as of the date first written above:

STEVENS HOLDING COMPANY, INC.

By:	/s/ Rajesh Yadava
Name: Rajesh Yadava
Title: Vice President and Treasurer

[SIGNATURE PAGE TO SPINCO A&R COMMITMENT LETTER]

Exhibit A

to

A&R Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable. The following transactions are referred to herein collectively as the “Transactions”.

1.	Fortive Corporation, a Delaware corporation (the “Spinco Parent”), will effectuate the Separation (as defined in the Separation Agreement) of the A&S Business (as defined in the Separation Agreement) from the other businesses of the Spinco Parent, including the Internal Restructuring (as defined in the Separation Agreement) and the Newco Contribution (as defined in the Separation Agreement), pursuant to the Separation and Distribution Agreement, dated as of March 7, 2018, by and among the Spinco Parent, Spinco and Ainge (together with all schedules, exhibits, attachments and annexes thereto, the “Separation Agreement”).

2.	Subject to paragraph 3 below, Spinco will borrow senior unsecured increasing rate bridge loans (the “Senior Unsecured Bridge Loans”) under a new senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”) in an aggregate principal amount of up to (i) $400,000,000, less (ii) the amount of gross cash proceeds actually received by Spinco from the issuance of one or more series of senior unsecured notes (collectively, the “Senior Unsecured Notes”) in a Rule 144A or other private placement on or prior to the Closing Date and less (iii) the principal amount of any Senior Unsecured Notes issued to the Spinco Parent and then transferred to the Debt Exchange parties in the Debt Exchange;

3.	Pursuant to the Separation Agreement, Spinco will use the proceeds of the Senior Unsecured Notes and/or Senior Unsecured Bridge Loans (as applicable) for the purpose of (i) making a special cash payment to the Spinco Parent in an amount not to exceed $400,000,000 (the “Spinco Special Cash Payment”) and (ii) the payment of fees, costs and expenses in connection with the Transactions. Notwithstanding the foregoing, the Spinco Parent may reduce the size of the Spinco Special Cash Payment by consummating a debt exchange (the “Debt Exchange”) whereby up to $250,000,000 aggregate principal amount of the Senior Unsecured Notes will be issued by Spinco to the Spinco Parent and the Spinco Parent will transfer such Senior Unsecured Notes to certain persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of the Spinco Parent held by the Debt Exchange Parties as principals for their own account at such time. The Senior Unsecured Bridge Facility and the amount of the Spinco Special Cash Payment will be reduced dollar for dollar by the aggregate principal amount of the Senior Unsecured Notes issued to Spinco Parent and then transferred to the Debt Exchange Parties in the Debt Exchange upon the consummation thereof.

4.	Pursuant to the Separation Agreement, immediately following the Newco Contribution and the payment of the Spinco Special Cash Payment (and, if applicable, the consummation of the Debt Exchange), the Spinco Parent will distribute all of the outstanding shares of Spinco to all or certain of the holders of common stock of the Spinco Parent, pursuant to the Distribution (as defined in the Separation Agreement) (the “Distribution”).

5.

Ainge will (i) obtain a new senior secured term loan “B” credit facility (the “Ainge Term Loan B Facility”) in an aggregate principal amount of up to $1,340,000,000 with the terms set forth in Exhibit B to the Amended and Restated Commitment Letter, dated as of the date hereof, between GS, JPMorgan Chase Bank, N.A., WFS, Wells, CGMI, UBSS, UBS, HSI, HSBC Bank, MUFG, BMO

A-1

Harris Bank N.A., BMO, Citizens, Royal Bank, RBCCM, TDNY, TD Securities, TD Bank, N.A., U.S. Bank National Association and Ainge (the “Ainge A&R Commitment Letter”; and the “A&R Fee Letter” referred to therein, the “Ainge A&R Fee Letter”), and (ii) establish a senior secured revolving credit facility in an aggregate principal amount of up to $300,000,000 with the terms set forth in Exhibit B to the Ainge A&R Commitment Letter (the “Revolving Credit Facility” and, together with the Ainge Term Loan B Facility, the “Ainge Facilities”). The Ainge Facilities and the Senior Unsecured Bridge Facility are collectively referred to as the “Facilities”.

6.	Ainge will use the proceeds of the Ainge Term Loan B Facility, together with cash on hand at Ainge or its subsidiaries (if necessary), (i) to consummate the Direct Sales (as defined in the Acquisition Agreement (as defined below)), (ii) to repay in full all outstanding indebtedness for borrowed money under that certain Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among Ainge and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Existing Ainge Credit Agreement”) and (iii) to pay the fees, costs and expenses referred to below (and each of the foregoing will be consummated on the Closing Date).

7.	Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018, among Ainge, McHale Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Ainge (“Merger Sub”), the Spinco Parent and Spinco (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”), the acquisition (the “Acquisition”) by Ainge of 100% of the equity interests of Spinco (together with its subsidiaries, the “Acquired Business”) will occur through the merger (the “Merger”) of Merger Sub with and into Spinco, with Spinco surviving.

8.	Ainge, Spinco and/or their respective affiliates will pay their respective fees, costs and expenses incurred in connection with the foregoing transactions.

A-2

Exhibit B

to

A&R Commitment Letter

$400,000,000 Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached or in the other Exhibits to such letter agreement, as applicable.

Borrower:	Stevens Holding Company, Inc., a Delaware corporation (“Spinco”).

Administrative Agent:	GS will act as sole administrative agent (in such capacities, the “Agent”) for a syndicate of banks, financial institutions, investors and other lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	GS, UBSS and Citi will act as joint bookrunners and joint lead arrangers for the Senior Unsecured Bridge Facility (as defined below), and will perform the duties customarily associated with such roles.

Co-Managers:	WFS, HSI, MUFG, BMOCM, Citizens, RBCCM and TD Securities will act as co-managers for the Senior Unsecured Bridge Facility, and will perform the duties customarily associated with such roles.

Bridge Facility:	$400,000,000 in aggregate principal amount of senior unsecured increasing rate Senior Unsecured Bridge Loans (the “Senior Unsecured Bridge Loans”), less the amount of gross cash proceeds from any sale of the Senior Unsecured Notes actually received by the Borrower on or prior to the Closing Date (and less the principal amount of any Senior Unsecured Notes issued to the Spinco Parent and then transferred to the Debt Exchange Parties in the Debt Exchange).

Purpose:	The proceeds of the Senior Unsecured Bridge Loans will be used by Spinco on the Closing Date to make the Spinco Special Cash Payment and the payment of fees, costs and expenses in connection with the Transactions.

Availability:	The full amount of the Senior Unsecured Bridge Loans must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Unsecured Bridge Facility and repaid may not be reborrowed.

Ranking:	The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of Spinco.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Conversion Date”), any Senior Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Senior Unsecured Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex B-I hereto. At any time on or after the Conversion Date, at the option of the applicable Lender, such Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex B-II to this Exhibit B; provided, however, that the Borrower may defer the first issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100,000,000 in principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Operative Documents and will have the same terms as the Senior Unsecured Bridge Loans except as expressly set forth in Annex B-I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex B-2 hereto

Guarantees:	Prior to the effective time of the Merger, all obligations of Spinco under the Senior Unsecured Bridge Facility will be unconditionally guaranteed on a joint and several basis and on a senior unsecured basis by each direct or indirect wholly-owned domestic subsidiary of Spinco (the “Spinco Guarantors”) in each case subject to customary exceptions and limitations to be mutually agreed (including for (i) immaterial subsidiaries (to be defined), (ii) unrestricted subsidiaries, (iii) any subsidiary prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, on the date such subsidiary is acquired (and in each case not established in anticipation thereof) from providing the Spinco Guarantees or that would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantees (unless such consent, approval, license or authorization has been received, (iv) any domestic subsidiary that is a direct or indirect subsidiary of any direct or indirect subsidiary of Spinco that is a controlled foreign corporation (a “CFC”) within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended, (v) any subsidiary substantially all of the assets of which are equity interests in one or more subsidiaries of Spinco that are CFCs or other subsidiaries described in this clause (v) (a “FSHCO”), (vi) any subsidiary whose provision of a Guarantee would otherwise result in a material adverse tax consequence to Spinco or one of its subsidiaries, as reasonably determined by Spinco (in consultation with the Agent) and any subsidiary where Spinco and the Agent reasonably agree that the cost, burden, difficulty or consequence of providing such a guarantee is excessive in relation to the value afforded thereby) shall not be required to be a Spinco Guarantor.

From and after the effective time of the Merger, all obligations of Spinco under the Senior Unsecured Bridge Facility will be unconditionally guaranteed on a joint and several basis (the “Guarantees”) the Parent Guarantor and each direct or indirect wholly-owned domestic subsidiary of the Parent Guarantor (other than Spinco) that guarantees (or is required to guarantee) any of the obligations under the Ainge Facilities (the Guarantees required by this paragraph as of the Closing Date, the “Closing Date Guarantees”). Parent Guarantor and each direct or indirect wholly-owned domestic subsidiary of the Parent Guarantor required to provide a Guarantee pursuant to this paragraph are collectively referred to as the “Guarantors”. A Guarantee as to any Guarantor shall be automatically and unconditionally released and discharged, without further action required on the part of such Guarantor, upon the release or discharge of such Guarantor’s guarantee of the obligations under the Ainge Facilities (other than the guarantee by the Parent Guarantor or as a result of the payment in full and discharge of the Ainge Facilities).

Security:	None.

Mandatory Prepayments:	The Senior Unsecured Bridge Loans shall be prepaid at par with, (a) 100% of the net cash proceeds of all asset sales and other dispositions of property by Spinco, the Guarantors and their respective restricted subsidiaries (including proceeds from the sale of equity securities of any restricted subsidiary and insurance and condemnation proceeds) (subject to any required prepayment of the Ainge Term Loan B Facility and subject to other exceptions and reinvestment provisions to be agreed upon, and, in the case of reinvestment rights, to be required to be reinvested within 12 months, or 18 months with a binding commitment to reinvest within 12 months, after receipt of such proceeds) and (b) 100% of the net cash proceeds of issuances, offerings or placements of Securities and other refinancing debt in respect of the Senior Unsecured Bridge Facility of the Parent Guarantor, Spinco and their respective restricted subsidiaries; provided that in the event any Lender or affiliate of a Lender purchases debt securities from Spinco pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies Spinco thereof) the net cash proceeds received by Spinco in respect of such debt security may, at the option of such Lender or affiliate, be applied first to prepay the Senior Unsecured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Unsecured Bridge Loans held by other Lenders.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Senior Unsecured Bridge Facility may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR loans or one business day’s notice in the case of a prepayment of Base Rate loans, without premium or penalty in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Interest Rates:

Interest for the first three month period commencing on the Closing Date shall be payable at Adjusted LIBOR plus 425 basis points (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each three-month period thereafter, the Spread for the immediately succeeding three-month period shall increase by an additional 50 basis points. Interest shall be payable quarterly in arrears. Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Unsecured Bridge Loans, the Senior Unsecured Term Loans (as defined below) or the Senior Unsecured Exchange Notes (as defined below) exceed the Total Senior Unsecured Cap (as defined in the A&R Fee Letter), subject to the Default Interest below. As used herein, “Adjusted LIBOR” means the London interbank offered rate (“LIBOR”) for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Agent for the respective interest period selected by the Borrower (or, if greater at any time, 1.00%).

The Operative Documents will include a LIBOR replacement provision in the event LIBOR is discontinued.

Default Interest:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.00% plus the rate otherwise applicable to such loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate loans. Such interest shall be payable on demand.

Conditions Precedent to Initial Borrowings:	The funding of the Senior Unsecured Bridge Loans on the Closing Date shall be subject to only those conditions precedent that are Exclusive Funding Conditions.

Documentation:	The Operative Documents with respect to the Senior Unsecured Bridge Facility will include a single credit agreement providing for the Senior Unsecured Bridge Facility and shall be negotiated in good faith and shall be consistent with the A&R Commitment Letter and the A&R Fee Letter and, except as otherwise provided herein, or in the A&R Fee Letter, consistent with a credit agreement and related documentation to be mutually agreed, with additions, deletions, modifications and other changes as Spinco and the Arrangers reasonably determine to be necessary or advisable, including, among other things, (i) to give effect to the Transactions and other transactions contemplated hereby, (ii) to provide for and give effect to the Guarantees, (iii) to reflect changes in law or accounting standards or cure mistakes or defects and (iv) to reflect reasonable administrative, agency and operational requirements of the Agent, and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B.

Notwithstanding the foregoing, all obligations of Spinco and its restricted subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Operative Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Operative Documents.

Representations and Warranties:	Limited to the following (applicable to the Parent Guarantor, Spinco and their respective direct and indirect restricted subsidiaries): organization and powers; authorization and enforceability; governmental approvals and no conflicts (including no creation of liens); accuracy of financial statements; no material adverse change; ownership of properties and possession under leases; absence of any actual or threatened actions, suits or proceedings and compliance with environmental laws and labor matters; compliance with law, agreements or instruments; compliance with anti-terrorism and money laundering laws and regulations and laws applicable to sanctioned persons, Office of Foreign Assets Protection Act (“OFAC”), the Foreign Corrupt Practices Act (“FCPA”) and other applicable anti-corruption laws and regulations; inapplicability of the Investment Company Act of 1940; Federal Reserve regulations; payment of taxes; compliance with ERISA; accuracy of confidential information memorandum and other information; subsidiaries; use of proceeds and solvency, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Affirmative Covenants:	Limited to the following (applicable to the Parent Guarantor, Spinco and their respective direct and indirect restricted subsidiaries): delivery of audited annual consolidated financial statements for the Parent Guarantor, unaudited quarterly consolidated financial statements for the Parent Guarantor and other financial information and other information; delivery of notices of default, litigation, material adverse change, ratings changes, ERISA events and other material matters; delivery of periodic certifications and updates regarding Guarantees; maintenance of corporate existence and rights; payment and performance of obligations; maintenance of properties in good working order; maintenance of customary insurance; maintenance and inspection of books and properties; compliance with laws (including OFAC and FCPA); maintain policies and procedures for compliance with OFAC, FCPA, and other anti-terrorism and money laundering laws and laws applicable to sanctioned persons; and use of commercially reasonable efforts to procure a rating of the Senior Unsecured Bridge Facility by each of Moody’s and

S&P (but no specific rating) and to cause Ainge to maintain a corporate family rating, as applicable, from each of Moody’s and S&P (but no specific rating); and further assurances, in each case subject to customary qualifications and exceptions to be mutually agreed upon.

Negative Covenants:	Incurrence-based negative covenants that are usual and customary for publicly traded high yield securities; provided that prior to the Conversion Date, the debt, lien, restricted payments and investments covenants applicable to the Senior Unsecured Bridge Loans shall be more restrictive than those customary for publicly traded high yield securities and those applicable to the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes.

Financial Maintenance Covenants:	None.

Events of Default:

Usual for facilities and transactions of this type, including: nonpayment of principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; cross default (including cross-default to the Ainge Facilities, but, with respect to a financial covenant event of default under the Ainge Facilities, only if the lenders thereunder have terminated all commitments and have accelerated all outstanding obligations) and cross acceleration; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; ERISA events; actual or asserted invalidity of Operative Documents or Guarantees and Change in Control (to be defined), in each case with customary grace periods, qualifications and exceptions to be mutually agreed upon. In addition, it shall be an immediate event of default if (i) the Acquisition is not consummated on the Closing Date immediately following the initial funding of the Senior Unsecured Bridge Facility, and (ii) the Closing Date Guarantees are not provided immediately upon the effective time of the Merger.

In case an event of default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Senior Unsecured Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Unsecured Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Unsecured Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Unsecured Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Unsecured Bridge Loans.

Voting:	Amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Senior Unsecured Bridge Loans, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases or non-pro rata reductions in commitments, (ii) reductions or forgiveness of principal or interest, (iii) extensions of final maturity (except as provided under the caption “Conversion and Maturity” above) or postponement of any payment dates, (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (v) changes to certain of the pro rata sharing provisions and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) releases of all or substantially all of the value of the Guarantees (other than in connection with any release of the relevant Guarantees permitted by the Operative Documents) and (iii) additional restrictions on the right to exchange Senior Unsecured Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participation:	Each Lender shall have the right to assign or sell participations in the Senior Unsecured Bridge Loans held by it in compliance with applicable law to any third party with, solely in the case of assignments, the prior written consent of the Agent (subject to customary exceptions to be agreed and not to be unreasonably withheld or delayed) and shall give notice to the Borrower of any such assignment; provided, however, that prior to any assignment of the Senior Unsecured Bridge Loans which occurs on or before the Conversion Date each Lender will consult with the Borrower regarding any such assignment and, unless there has been a Senior Unsecured Bridge Demand Failure Event (as defined in the A&R Fee Letter) or a payment or bankruptcy event of default has occurred, the consent of the Borrower will be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Commitment Parties would hold less than 50.1% of the outstanding Senior Unsecured Bridge Loans. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

Expenses and Indemnification:	Usual for facilities and transactions of this type giving due regard to the Existing Ainge Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Davis Polk & Wardwell LLP.

ANNEX B-I

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum equal to the Total Senior Unsecured Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Unsecured Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Covenants, Prepayments, Events of Default and Voting:	Upon and after the Conversion Date, the covenants, mandatory offer to repurchase provisions, events of default and voting provisions that would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Operative Documents; provided that the optional prepayment provisions applicable to the Senior Unsecured Bridge Loans shall remain applicable to the Senior Unsecured Term Loans.

Conditions Precedent to Conversion:	The conversion of the Senior Unsecured Bridge Loans into Senior Unsecured Term Loans on the Conversion Date is subject to no event of default in effect with respect to a payment or bankruptcy event of default.

Exh. B-I-1

ANNEX B-II

Senior Unsecured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer”.

Issue:	The Senior Unsecured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) customary for high-yield debt securities of a comparable credit rating to the Senior Unsecured Exchange Notes.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest at a fixed rate equal to the Total Senior Unsecured Cap.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Ranking:	Consistent with the Senior Unsecured Bridge Loans.

Optional Redemption:	Unless a Senior Unsecured Bridge Demand Failure Event has occurred, in the case of Senior Unsecured Exchange Notes held by an Initial Lender under the Senior Unsecured Bridge Facility or any affiliate of any such Initial Lender (other than an Asset Management Affiliate (as defined below) or with respect to Senior Unsecured Exchange Notes acquired in ordinary course market making), the Issuer may redeem such Senior Unsecured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Senior Unsecured Exchange Notes will provide for non-ratable voluntary redemptions of Senior Unsecured Exchange Notes held by any Initial Lender and its affiliates (other than Asset Management Affiliates or with respect to Senior Unsecured Exchange Notes acquired in ordinary course market making) at such prices for so long as such Senior Unsecured Exchange Notes are held by them; provided that such non-ratable voluntary redemption shall, as between such Initial Lender and such affiliates, be made on a pro rata basis.

Except as set forth below, Senior Unsecured Exchange Notes held by any party that is not an Initial Lender under the Senior Unsecured Bridge Facility and is not affiliated with any such Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties (the “Asset Management Affiliates”) or in ordinary course market making), will be non-callable until the third anniversary of the Closing Date.

Exh. B-II-1

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Senior Unsecured Exchange Notes in an amount equal to the proceeds from an equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

After the third anniversary of the Closing Date, Senior Unsecured Exchange Notes will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Senior Unsecured Exchange Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any restricted subsidiary in a manner customary for high yield debt securities to the extent any such proceeds are not otherwise applied or reinvested.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a “change of control” (to be defined) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Registration Rights:	None (Rule 144A for life).

Covenants:	Customary for high yield debt securities. For the avoidance of doubt, there shall be no financial maintenance covenants.

Events of Default:	Customary for high yield debt securities.

Exh. B-II-2

Exhibit C

to

A&R Commitment Letter

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit C is attached or in the other Exhibits to such letter agreement, as applicable. The borrowings under the Senior Unsecured Bridge Facility shall be subject to the following additional conditions precedent:

1.	The Internal Restructuring (as defined in the Separation Agreement), the Separation (as defined in the Separation Agreement) and the Newco Contribution (as defined in the Separation Agreement) shall have been consummated in all material respects prior to or substantially contemporaneously with the initial funding under the Senior Unsecured Bridge Facility in all material respects in accordance with the Separation Agreement and the Acquisition Agreement (in each case without any waiver, amendment, modification or supplement thereof by any person or any consent or election thereunder by any person (any one of the foregoing, a “Modification”) that, in any such case, is material and adverse to the Lenders or the Arrangers (in either case, in their capacities as such) without the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (I) any Modification that results in (w) a change to the definition of the term “Newco Material Adverse Effect” or a change to, or waiver of, clause (b) of the first sentence of Section 2.5 of the Acquisition Agreement (as in effect on the date hereof), in each case shall be deemed to be materially adverse to the Lenders and the Arrangers, (x) any net increase in the aggregate amount of the Spinco Special Cash Payment (as set forth as of the date hereof on Exhibit A to the A&R Commitment Letter) and the Direct Sales Purchase Price (as set forth and defined in the Acquisition Agreement as of the date hereof) (i) of greater than 10%, in the aggregate or (ii) funded with the proceeds of any additional indebtedness or a reduction in the pro forma cash to remain on the balance sheet after giving effect to the Transactions of Ainge, Spinco or any of their respective subsidiaries or affiliates other than a drawing under the Revolving Credit Facility as set forth under the Ainge A&R Commitment Letter, in each case, shall be deemed to be materially adverse to the Lenders and the Arrangers, (y) a reduction in the Direct Sales Purchase Price (as defined in the Acquisition Agreement) shall be deemed materially adverse to the Lenders and the Arrangers unless such reduction is accompanied by a dollar-for-dollar reduction in the Ainge Term Loan B Facility and (z) any reduction in the Spinco Special Cash Payment (other than as a result of the Debt Exchange) shall be deemed materially adverse to the Lenders and the Arrangers unless such reduction is accompanied by a dollar-for-dollar reduction in the Senior Unsecured Bridge Facility) and (II) a deemed waiver of Sections 6.6(a) and 7.6(a) of the Acquisition Agreement pursuant to Section 5.16(d) of the Acquisition Agreement shall be deemed to not be material and adverse to the Lenders and the Arrangers). Any Adjustment Payment (as defined in the Acquisition Agreement) or Adjustment Excess (as defined in the Acquisition Agreement) received by Ainge shall be deemed to not be material and adverse to the Lenders and the Arrangers so long as it is accompanied or preceded by a dollar-for-dollar reduction in the Ainge Term Loan B Facility. Any Ainge Share Amount Reduction (as defined in the Acquisition Agreement) shall be deemed to not be material and adverse to the Lenders and the Arrangers. The Acquisition Agreement and the Separation Agreement shall be in form and substance reasonably satisfactory to the Arrangers; provided that (x) the Acquisition Agreement as in effect on the date of the Original Commitment Letter is satisfactory to the Arrangers and (y) the Separation Agreement as in effect on the date of the Original Commitment Letter is satisfactory to the Arrangers.

Exh. C-1

2.	The Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provisions, and the Specified Representations shall be true and correct in all material respects (or in all respects, if separately qualified by materiality).

3.	Subject to the Limited Conditionality Provisions, the Arrangers shall have received customary legal opinions, customary corporate documents and officers’ certifications; customary notices of borrowing; organizational documents; customary evidence of authorization to enter into the Operative Documents; and good standing certificates in jurisdictions of formation/organization (to the extent such a certificate exists in the applicable jurisdiction), in each case of Spinco and the Guarantors. The Agent shall have received a solvency certificate from the chief financial officer (or other comparable financial officer) of Spinco and the Parent Guarantor substantially in the form of Annex C-1 hereto.

4.	After giving effect to the consummation of the Transactions, the Parent Guarantor and its subsidiaries (including, without limitation, Spinco and its subsidiaries) shall have no outstanding preferred equity or material debt for borrowed money other than (a) debt under the Ainge Facilities, (b) the Senior Unsecured Notes (to the extent issued on the Closing Date) and the Senior Unsecured Bridge Loans (to the extent drawn on the Closing Date), (c) intercompany debt and intercompany preferred equity, (d) those certain mortgages of Parent Guarantor and its subsidiaries outstanding as of the date hereof, (e) ordinary course working capital facilities, (f) overdraft, letter of credit and other banking facilities of Spinco and its subsidiaries existing on the date hereof entered into in the ordinary course of business, (g) ordinary course hedging arrangements, (h) up to $2,500,000 (in the aggregate) of indebtedness incurred or guaranteed by the A&S Companies (as defined in the Acquisition Agreement), (i) any guarantees permitted to remain outstanding at such time pursuant to Section 6.3 of the Separation Agreement and (j) other limited debt for borrowed money permitted by the Arrangers.

5.	Without limiting the foregoing, substantially contemporaneously with the initial funding under the Senior Unsecured Bridge Facility, all indebtedness under the Existing Ainge Credit Agreement shall have been repaid and all commitments under the Existing Ainge Credit Agreement shall have been terminated.

6.	All fees required to be paid on the Closing Date pursuant to the A&R Commitment Letter and the A&R Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the A&R Commitment Letter (to the extent invoiced at least three business days prior to the Closing Date) shall, upon the initial borrowing under the Senior Unsecured Bridge Facility, have been paid.

7.	Each of the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that such Arranger has requested at least 10 business days prior to the Closing Date.

8.

The Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of the Parent Guarantor and its consolidated subsidiaries for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (and the Arrangers hereby acknowledge receipt of such audited financial statements as of and for the fiscal years ended December 31, 2015, 2016 and 2017) and (ii) unaudited consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Parent Guarantor and its consolidated subsidiaries

Exh. C-2

for each fiscal quarter (other than any fourth fiscal quarter) ended after December 31, 2017 and at least 45 days prior to the Closing Date, (b) (i) the combined and consolidated balance sheets of (I) the A&S Business (as defined in the Acquisition Agreement) and (II) Spinco (before giving effect to the Internal Restructuring) as of December 31, 2016 and December 31, 2017 (except that for Spinco, only an opening balance sheet shall be required), and the combined and consolidated statements of earnings, cash flows and parent equity of (X) the A&S Business and (Y) Spinco (before giving effect to the Internal Restructuring) for the years ended December 31, 2015, December 31, 2016 and December 31 2017, together with an audit report, on the financial statements from the independent accountants for the A&S Business and Spinco and (ii) the unaudited combined and consolidated financial statements of (x) the A&S Business and (y) Spinco (before giving effect to the Internal Restructuring) for each fiscal quarter ended after December 31, 2017 (other than any fourth fiscal quarter) and at least 40 days prior to the Closing Date, and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Guarantor as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Parent Guarantor pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), without any requirement to reflect therein adjustments for purchase accounting.

9.	The Arrangers shall have received the financial statements required to be delivered pursuant to paragraph 8 above as of the Closing Date and all other financial, marketing and other information reasonably requested by the Arrangers and customarily provided by borrowers in the preparation of a confidential information memorandum suitable for the syndication of the Senior Unsecured Bridge Facility (the “Required Information”). The Arrangers shall have been afforded a period (the “Marketing Period”) of 15 consecutive business days after receipt of the Required Information to syndicate the Senior Unsecured Bridge Facility; provided that (i) if such 15 consecutive business day period has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced earlier than September 4, 2018; (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 consecutive business days (and the Marketing Period need not be consecutive to the extent it would have otherwise included any of those days); and (iii) if such 15 consecutive business day period has not ended on or before December 21, 2018, such period shall be deemed not to have commenced earlier than January 2, 2019. If Spinco shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to the Arrangers written notice to that effect, in which case Spinco shall be deemed to have delivered such Required Information on the date such notice is received by the Arrangers and (subject to the proviso to the preceding sentence) the Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Arrangers in good faith reasonably believe that Spinco has not completed delivery of such Required Information and, within three business days after their receipt of such notice from Spinco, the Arrangers deliver a written notice to Spinco to that effect (stating with specificity what Required Information it has not delivered).

10.

(i) One or more investment banks reasonably satisfactory to the Arrangers (collectively, the “Investment Banks”) shall have been engaged to privately place the Senior Unsecured Notes (other than the Senior Unsecured Notes to be exchanged pursuant to any Debt Exchange), and the Arrangers and such Investment Banks each shall have received, not later than 15 consecutive days prior to the Closing Date (such period prior to the Closing Date, the “Senior Unsecured Notes Marketing Period”), a preliminary offering memorandum or preliminary private placement memorandum for the Senior Unsecured Notes (the “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Senior Unsecured Notes in a form customary

Exh. C-3

for offerings under Rule 144A (except for portions thereof and information that would customarily be provided by the Investment Banks and parts of which, including with respect to the “description of notes”, the Investment Bank’s or its advisors’ cooperation is required for them to complete, provided that Spinco shall have used its commercially reasonable efforts to cause them to be complete), which contains all financial statements, pro forma financial statements and other data customarily included therein (including all audited financial statements, all unaudited financial statements and, in the case of unaudited financial statements, reviewed by its independent accountants as provided in Statement on Auditing Standards No. 100), necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) in connection with the offering of such debt securities and (ii) the Investment Banks shall have been afforded a period of at least 15 consecutive days following receipt of an Offering Document including the information described in clause (i) to seek to place the Senior Unsecured Notes; provided that (i) if such 15 consecutive business day period has not ended on or prior to August 17, 2018, such period shall be deemed not to have commenced earlier than September 4, 2018; (ii) the days from November 22, 2018 through November 25, 2018 shall not be included when counting the 15 consecutive business days (and the Senior Unsecured Notes Marketing Period need not be consecutive to the extent it would have otherwise included any of those days); and (iii) if such 15 consecutive business day period has not ended on or before December 21, 2018, such period shall be deemed not to have commenced earlier than January 2, 2019.

11.	The initial funding of the Ainge Facilities shall be consummated substantially contemporaneously with the funding of the Senior Unsecured Bridge Facility (it being acknowledged and agreed that the initial funding of the Ainge Facilities will occur following the funding of the Senior Unsecured Bridge Facility).

Exh. C-4

Annex C-1

to

Exhibit C

to

A&R Commitment Letter

[FORM OF SOLVENCY CERTIFICATE]2

[BORROWER NAME]

[DATE]

The undersigned, [•], [•] of [Borrower],3 a     corporation (“Borrower”), is familiar with the properties, businesses, prospects, assets and liabilities of Borrower and its Subsidiaries (as defined in the Credit Agreement (as defined below)) and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Borrower.

This Solvency Certificate is delivered pursuant to [•] of the [Credit Agreement, dated as of [    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among                     ]. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

As used herein, “Company” means Borrower and its Subsidiaries on a consolidated basis.

The undersigned certifies, in [his][her] capacity as [•] of Borrower and not in [his][her] individual capacity, that:

1. [she][he] has (i) reviewed the Credit Agreement and the other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [_] of the Credit Agreement and (iii) made such other investigation and inquiries as to the financial condition of Borrower and its Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of the commitments and loans under the Credit Agreement; and

2. the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were fair and reasonable in light of the circumstances existing at the time made and continue to be fair and reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies, in [his][her] capacity as [•] of Borrower and not in [his][her] individual capacity, that, on the date hereof, after giving effect to the [borrowings by Borrower on the date hereof, the Distribution (as defined in the Separation Agreement)

[2]	NTD: Two solvency certificates will be required: Spinco and its subsidiaries after giving effect to the Distribution and the Spinco Special Cash Payment, but prior to the Merger; and Parent Guarantor and its subsidiaries after the “Transactions”.
[3]	To replace with Parent Guarantor in the Parent Guarantor solvency certificate. Terms to be updated.

Exh. C-I-1

and the Spinco Special Cash Payment (as defined in the Separation Agreement)]4 [Transactions] to occur on the date hereof (and the incurrence of debt in connection therewith)5:

(i) the fair value of the present assets of the Company is greater than the total amount of liabilities (subordinated, contingent or otherwise) of the Company;

(ii) the present fair salable value of the assets of the Company is greater than the total amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities (subordinated, contingent or otherwise), as they become absolute and matured;

(iii) the Company has not incurred and does not intend to incur, or believe it will incur, debts or liabilities (subordinated, contingent or otherwise) beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[4]	To be used for Spinco solvency certificate. Terms to be updated as needed.
[5]	To be used for Parent Guarantor solvency certificate. Terms to be updated as needed.

Exh. C-I-2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[•]

By:
Name:
Title: [Chief Financial Officer][title of other comparable financial officer]

Exh. C-I-3